Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-3 No. 333-184466 and Form S-3 No. 333-237423) of The Howard Hughes Corporation;
(2)Registration Statements (Form S-8 No. 333-170431, Form S-8 No. 333-170432, Form S-8 No. 333-171909, and Form S-8 No. 333-171910) pertaining to the 2010 Amended and Restated Incentive Plan of The Howard Hughes Corporation; and
(3)Registration Statement (Form S-8 No. 333-239417) pertaining to the 2020 Equity Incentive Plan of The Howard Hughes Corporation;

of our report dated March 23, 2021, with respect to the consolidated financial statements of DLV/HHPI Summerlin, LLC, included in this Form 10-K/A - Amendment No. 1 to the Annual Report on Form 10-K of The Howard Hughes Corporation for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Houston, Texas
March 23, 2021